Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal Year 2007;

Initiates Fiscal 2008 Guidance

DALLAS (November 7, 2007)—Atmos Energy Corporation (NYSE:ATO) today reported consolidated results for its 2007 fiscal year and fourth quarter ended September 30, 2007.

•

Fiscal year 2007 net income was $168.5 million, or $1.92 per diluted share, which includes a noncash, after-tax charge of $4.1 million, or $0.05 per diluted share, related to the write-off of obsolete software and a nonregulated gas gathering project.

•

Fiscal 2006 net income was $147.7 million, or $1.82 per diluted share, which included a noncash after-tax charge of $14.6 million, or $0.18 per diluted share to reflect the impairment of certain irrigation properties.

•

Regulated operations, comprised of the company’s natural gas distribution and Atmos Pipeline – Texas operations, contributed $107.9 million of net income, or $1.23 per diluted share during fiscal 2007, compared with $79.5 million of net income or $0.98 per diluted share during fiscal 2006.

•

Nonregulated operations, which include the company’s natural gas marketing operations and the nonregulated pipeline, storage and other operations, contributed $60.6 million of net income during fiscal 2007, or $0.69 per diluted share, compared with $68.2 million of net income or $0.84 per diluted share during fiscal 2006.

•	Atmos Energy expects fiscal 2008 earnings to be in the range of $1.95 to $2.05 per diluted share.

For the three months ended September 30, 2007, net loss was $5.9 million, or ($0.07) per diluted share, compared with net income of $6.1 million or $0.07 per diluted share for the same period last year. Regulated operations reported a net loss of $13.7 million, or ($0.15) per diluted share during the fiscal 2007 fourth quarter, compared with a net loss of $27.2 million or ($0.33) per diluted share in the prior-year period. Nonregulated operations contributed $7.8 million of net income during the fourth quarter of fiscal 2007, or $0.08 per diluted share, compared with $33.3 million of net income, or $0.40 per diluted share in the prior-year quarter.

Results for the three months ended September 30, 2007, include an after-tax charge of $2.0 million, or $0.02 per diluted share to write off costs associated with a nonregulated natural gas gathering project. Results for the fiscal 2006 fourth quarter included an after-tax charge of $14.6 million, or $0.18 per diluted share to recognize the impairment of irrigation properties in the West Texas Division.

“We are pleased to deliver on our stated earnings guidance for the sixth consecutive year,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “Our complementary business strategy continues to yield solid results. Our regulated operations, which contributed 64 percent of our consolidated net income, were boosted by more normal weather, rate increases and enhanced rate design across our service territory. And, our nonregulated operations exceeded our expectations, despite reduced natural gas market volatility, primarily in the natural gas marketing business.”

Best continued: “As part of our ongoing effort to promote safety and reliability of our distribution service and to recoup the required operations and maintenance costs to do so, we made a rate filing in September with the cities we serve in our regulated Mid-Tex division for about $52 million in rate adjustments. We cannot predict whether or when these adjustments will be approved, and we have not included any related rate relief in our fiscal 2008 guidance.”

“Looking forward to fiscal 2008 and beyond, we remain focused on continuing to enhance the stability and predictability of our regulated earnings, while optimizing our nonregulated assets to deliver annual earnings growth in the 4 percent to 6 percent range, on average,” Best concluded.

Results for the Year Ended September 30, 2007

Consolidated gross profit, increased from $1.2 billion in fiscal 2006 to $1.3 billion in fiscal 2007, primarily due to margin improvements across most of the company’s operations.

Natural gas distribution gross profit increased to $952.7 million for the year ended September 30, 2007, compared with $925.1 million in the same period last year, before intersegment eliminations. The year-over-year increase of $27.6 million primarily was attributable to a $38.6 million increase associated with a 9 percent rise in throughput and the impact of having weather- normalized rate design covering over 90 percent of residential and commercial meters in the current year. Other key factors responsible for the margin improvement include a net $15.3 million year-over-year increase resulting from the company’s regulatory activities, a $7.5 million decrease associated with estimated unrecoverable gas costs and a $6.0 million decrease in transportation margins associated with increased transportation costs and tariff reductions implemented following the completion of the Mid-Tex Division rate case in March 2007.

The regulated transmission and storage segment is comprised of the regulated operations of Atmos Pipeline – Texas. Gross profit for this segment increased to $163.2 million for the year ended September 30, 2007, compared with $141.1 million in the prior year, before intersegment eliminations. The $22.1 million increase in gross profit was primarily the result of a 23 percent increase in pipeline throughput, including $10.8 million of incremental margin received from the company’s North Side Loop and other compression projects completed in fiscal 2006. The increase also reflects higher capacity enhancement fees, gains associated with the routine sale of excess inventory and a $3.1 million increase from the company’s 2005 Gas Reliability Infrastructure Program (GRIP) filing in Texas.

Natural gas marketing gross profit was $104.3 million for the year ended September 30, 2007, compared with $130.6 million in the prior year, before intersegment eliminations. The $26.3 million decrease reflects a $30.2 million decrease in delivered gas margins primarily attributable to lower unit margins earned in a less volatile market, which provided fewer opportunities to maximize margins. This decrease in unit margins was partially offset by a 31 percent increase in natural gas sales volumes and slightly higher asset optimization margins. Unrealized margins from hedging activities did not vary significantly from the prior year.

The pipeline, storage and other segment primarily is comprised of the nonregulated operations of Atmos Pipeline and Storage, LLC (APS) and Atmos Power Systems, Inc. Gross profit for this segment was $32.6 million for the year ended September 30, 2007, compared with $24.5 million for the prior year. The $8.1 million improvement primarily reflects increased gross profit margins from APS’s asset optimization activities and increased transportation margins. These increases were partially offset by lower unrealized margins associated with derivatives utilized by APS in its asset optimization activities.

Consolidated operation and maintenance expense for the year ended September 30, 2007, was $463.4 million, compared with $433.4 million in the prior year. The $30.0 million increase primarily reflects increased employee, insurance and other administrative costs. However, these increases were partially offset by the deferral of $4.3 million of operation and maintenance expenses incurred in connection with the company’s Hurricane Katrina recovery efforts and a decrease in bad debt expense. The $2.1 million decrease in bad debt expense was largely due to improved collections in the natural gas distribution segment as a result of lower natural gas prices year over year. The average cost of natural gas for fiscal 2007 was $8.09 per Mcf, compared with $10.02 per Mcf during fiscal 2006.

Taxes, other than income taxes, for the year ended September 30, 2007, were $182.9 million, compared with $192.0 million for the year ended September 30, 2006. The $9.1 million decrease was primarily related to lower franchise fees and state gross receipts taxes, both of which are calculated as a percentage of revenue and are paid by natural gas distribution customers as a component of their monthly bills. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are billed to customers and when the company recognizes the associated expense may favorably or unfavorably affect net income in a reporting period. However, these timing differences should offset over time with no permanent impact on net income.

Operating expenses for the year ended September 30, 2007 included a $6.3 million noncash charge associated with the write-off of approximately $3.0 million of costs related to a nonregulated natural gas gathering project and about $3.3 million of obsolete software costs. The results in fiscal 2006 included a $22.9 million noncash charge reflecting the impairment of the West Texas Division irrigation properties.

Miscellaneous income for the year ended September 30, 2007, was $9.2 million, compared with $0.9 million for the year ended September 30, 2006. The $8.3 million increase was primarily related to a $5.9 million increase in interest income earned on higher average cash and short-term investment balances year-over-year and $2.1 million of income earned from leasing certain mineral interests owned by the company’s pipeline, storage and other segment in fiscal 2007.

Operating cash flow for the year ended September 30, 2007, increased to $547.1 million, compared with $311.4 million during fiscal 2006. The $235.7 million increase was the result of increased net income, more timely gas cost recoveries and favorable changes in working capital compared to the prior year.

Capital expenditures decreased to $392.4 million for the year ended September 30, 2007, from $425.3 million for the year ended September 30, 2006. The $32.9 million decrease in capital spending primarily reflects the absence of capital expenditures associated with the company’s North Side Loop and other pipeline compression projects, which were completed in the third quarter of fiscal 2006.

Results for the 2007 Fourth Quarter Ended September 30, 2007

Consolidated gross profit for the three months ended September 30, 2007 was $217.8 million, compared with $260.1 million for the three months ended September 30, 2006. The decrease in consolidated gross profit margin primarily was attributable to lower unrealized margins from hedging activities in the natural gas marketing segment.

Natural gas distribution gross profit decreased $6.1 million to $153.2 million in the current quarter, compared with $159.3 million in the same period last year, before intersegment eliminations. The decrease primarily reflects the $7.5 million accrual for estimated unrecoverable gas costs, partially offset by a net quarter-over-quarter increase of $4.8 million from the company’s regulatory activities.

Regulated transmission and storage gross profit increased $6.0 million to $40.6 million for the three months ended September 30, 2007, compared with $34.6 million for the prior-year quarter. The increase in gross profit was primarily the result of a 10 percent increase in pipeline throughput, including $2.1 million of incremental margin received from the company’s North Side Loop and other compression projects completed in fiscal 2006 and a $1.0 million increase due to rate adjustments from the company’s 2005 GRIP filing.

Natural gas marketing gross profit for the three months ended September 30, 2007 was $18.7 million, compared to $61.2 million for the three months ended September 30, 2006, before intersegment eliminations. The $42.5 million decrease primarily reflects lower unrealized margins recorded during the current-year quarter compared with the prior-year quarter. The fiscal 2007 fourth quarter gross profit included a $15.7 million unrealized gain compared with a $55.6 million unrealized gain in the prior-year quarter. The quarter-over-quarter decrease primarily was due to less price volatility during the current-year quarter compared with the prior-year quarter. Additionally, delivered gas margins decreased $11.2 million as a result of a less volatile market, which provided fewer opportunities to maximize unit margins. These decreases were partially offset by a 39 percent increase in natural gas sales volumes and reduced margin losses from asset optimization activities.

Pipeline, storage and other gross profit was $5.8 million for the three months ended September 30, 2007, compared with $6.1 million for the three months ended September 30, 2006, before intersegment eliminations. The $0.3 million decrease in gross profit primarily was due to higher transportation margins, partially offset by lower unrealized margins.

Consolidated operation and maintenance expense for the three months ended September 30, 2007, was $121.0 million, compared with $108.1 million for the three months ended September 30, 2006. The $12.9 million increase primarily was due to higher employee, insurance and other administrative costs. Additionally, bad debt expense increased $3.0 million, primarily reflecting the timing of customer account write-offs. Current-year quarter natural gas prices were flat compared with the prior-year quarter.

Additionally, as previously discussed, operating expenses for the quarter include the $3.0 million noncash charge related to the write-off of costs associated with a nonregulated natural gas gathering project.

Outlook

Atmos Energy has successfully reduced its debt to capitalization ratio within its targeted range of 50 to 55 percent and remains committed to preserving this ratio in fiscal 2008. Cash flows available for debt reduction or growth projects during fiscal 2008 are expected to range between $113 million and $118 million. Capital expenditures during fiscal 2008 are projected to be in the range of $450 million to $465 million, with about $135 million to $140 million earmarked for growth capital.

Further, the leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy projects fiscal 2008 earnings to be in the range of $1.95 to $2.05 per diluted share. Major assumptions underlying the earnings projection include a reduced contribution from the natural gas marketing segment due to less volatility in natural gas prices, continued successful execution of the rate strategy in the gas distribution segment, normal weather, an average annual short term-interest rate of 6.5 percent and no material acquisitions. However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2008, and changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2008 that are significantly above or below this outlook.

Conference Call to be Web Cast November 8, 2007

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal year ended September 30, 2007 on Thursday, November 8, 2007, at 9 a.m. EST. The telephone number is 800-240-5318. The conference call will be web cast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, regulated operations; Mark Johnson, senior vice president, nonregulated operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Giles, vice president, investor relations.

Other Highlights and Recent Developments

Mid-Tex Division Rate Filing

On September 19, 2007, Atmos Energy filed a request to increase rates in its Mid-Tex Division covering 439 incorporated cities in that division. The company is seeking incremental annual revenues of $51.9 million and rate design changes that would encourage energy efficiency and stabilization of rates.

Natural Gas Gathering Project

In May 2006, Atmos Energy announced plans to construct a natural gas gathering system in Eastern Kentucky, which was subsequently reconfigured and renamed the Phoenix Gas Gathering Project. During the fiscal 2007 fourth quarter, the anchor producers were further delayed in their ability to commit critical volumes necessary to meet the project’s threshold returns. As a result, the company has ceased development of the project. Approximately $3.0 million of capitalized costs associated with the project were written off during the fourth quarter of fiscal 2007.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers in 22 states and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30		Percentage Change
(000s except per share)	2007	2006

Operating revenues:
Natural gas distribution segment	$3,358,765	$3,650,591
Regulated transmission and storage segment	163,229	141,133
Natural gas marketing segment	3,151,330	3,156,524
Pipeline, storage and other segment	33,400	25,574
Intersegment eliminations	(808,293)	(821,459)

	5,898,431	6,152,363

Purchased gas cost:
Natural gas distribution segment	2,406,081	2,725,534
Regulated transmission and storage segment	—	—
Natural gas marketing segment	3,047,019	3,025,897
Pipeline, storage and other segment	792	1,080
Intersegment eliminations	(805,543)	(816,718)

	4,648,349	4,935,793

Gross profit	1,250,082	1,216,570	3%

Operation and maintenance expense	463,373	433,418	7%
Depreciation and amortization	198,863	185,596	7%
Taxes, other than income	182,866	191,993	(5)%
Impairment of long-lived assets	6,344	22,947	(72)%

Total operating expenses	851,446	833,954	2%

Operating income	398,636	382,616	4%

Miscellaneous income	9,184	881	942%
Interest charges	145,236	146,607	(1)%

Income before income taxes	262,584	236,890	11%
Income tax expense	94,092	89,153	6%

Net income	$168,492	$147,737	14%

Basic net income per share	$1.94	$1.83
Diluted net income per share	$1.92	$1.82

Cash dividends per share	$1.28	$1.26

Weighted average shares outstanding:
Basic	86,975	80,731
Diluted	87,745	81,390

	Year Ended September 30		Percentage Change
Summary Net Income by Segment (000s)	2007	2006

Natural gas distribution	$73,283	$53,002	38%
Regulated transmission and storage	34,590	26,547	30%
Natural gas marketing	45,769	58,566	(22)%
Pipeline, storage and other	14,850	9,622	54%

Consolidated net income	$168,492	$147,737	14%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30		Percentage Change
(000s except per share)	2007	2006
Operating revenues:
Natural gas distribution segment	$385,237	$395,917
Regulated transmission and storage segment	40,582	34,574
Natural gas marketing segment	790,428	673,603
Pipeline, storage and other segment	5,917	6,334
Intersegment eliminations	(220,100)	(138,974)

	1,002,064	971,454
Purchased gas cost:
Natural gas distribution segment	232,010	236,628
Regulated transmission and storage segment	—	—
Natural gas marketing segment	771,728	612,386
Pipeline, storage and other segment	110	248
Intersegment eliminations	(219,572)	(137,885)

	784,276	711,377

Gross profit	217,788	260,077	(16)%

Operation and maintenance expense	121,000	108,123	12%
Depreciation and amortization	49,828	48,422	3%
Taxes, other than income	33,172	33,302	— %
Impairment of long-lived assets	3,055	22,947	(87)%

Total operating expenses	207,055	212,794	(3)%

Operating income	10,733	47,283	(77)%

Miscellaneous income	1,501	1,909	(21)%
Interest charges	35,963	38,982	(8)%

Income (loss) before income taxes	(23,729)	10,210	(332)%
Income tax expense (benefit)	(17,815)	4,151	(529)%

Net income (loss)	$(5,914)	$6,059	(198)%

Basic net income (loss) per share	$(0.07)	$0.07
Diluted net income (loss) per share	$(0.07)	$0.07

Cash dividends per share	$.320	$.315

Weighted average shares outstanding:
Basic	88,581	81,073
Diluted	88,581	81,762

	Three Months Ended September 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2007	2006	Change
Natural gas distribution	$(19,181)	$(31,068)	38%
Regulated transmission and storage	5,504	3,887	42%
Natural gas marketing	5,401	30,351	(82)%
Pipeline, storage and other	2,362	2,889	(18)%

Consolidated net income (loss)	$(5,914)	$6,059	(198)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2007	2006

Net property, plant and equipment	$3,836,836	$3,629,156

Cash and cash equivalents	60,725	75,815
Cash held on deposit in margin account	—	35,647
Accounts receivable, net	380,133	374,629
Gas stored underground	515,128	461,502
Other current assets	112,909	169,952

Total current assets	1,068,895	1,117,545

Goodwill and intangible assets	737,692	738,521
Deferred charges and other assets	253,494	234,325

	$5,896,917	$5,719,547

Shareholders’ equity	$1,965,754	$1,648,098
Long-term debt	2,126,315	2,180,362

Total capitalization	4,092,069	3,828,460

Accounts payable and accrued liabilities	355,255	345,108
Other current liabilities	409,993	388,451
Short-term debt	150,599	382,416
Current maturities of long-term debt	3,831	3,186

Total current liabilities	919,678	1,119,161

Deferred income taxes	370,569	306,172
Deferred credits and other liabilities	514,601	465,754

	$5,896,917	$5,719,547

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2007	2006

Cash flows from operating activities

Net income	$168,492	$147,737
Impairment of long-lived assets	6,344	22,947
Depreciation and amortization	199,055	185,967
Deferred income taxes	62,121	86,178
Changes in assets and liabilities	89,813	(149,860)
Other	21,270	18,480

Net cash provided by operating activities	547,095	311,449

Cash flows from investing activities

Capital expenditures	(392,435)	(425,324)
Other, net	(10,436)	(5,767)

Net cash used in investing activities	(402,871)	(431,091)

Cash flows from financing activities

Net increase (decrease) in short-term debt	(213,242)	237,607
Net proceeds from issuance of long-term debt	247,217	—
Settlement of Treasury lock agreement	4,750	—
Repayment of long-term debt	(303,185)	(3,264)
Cash dividends paid	(111,664)	(102,275)
Net proceeds from equity offering	191,913	—
Issuance of common stock	24,897	23,273

Net cash provided by (used in) financing activities	(159,314)	155,341

Net increase (decrease) in cash and cash equivalents	(15,090)	35,699
Cash and cash equivalents at beginning of period	75,815	40,116

Cash and cash equivalents at end of period	$60,725	$75,815

	Three Months Ended September 30		Year Ended September 30
Statistics	2007	2006	2007	2006
Heating degree days *	6	19	2,879	2,527
Percent of normal *	35%	120%	100%	87%
Consolidated natural gas distribution throughput (MMcf as metered)	60,789	63,049	427,869	393,995
Consolidated regulated transmission and storage transportation volumes (MMcf)	146,046	132,784	505,493	410,505
Consolidated natural gas marketing sales volumes (MMcf)	106,343	76,544	370,668	283,962
Natural gas distribution meters in service	3,187,127	3,181,199	3,187,127	3,181,199
Natural gas distribution average cost of gas	$7.29	$7.29	$8.09	$10.02
Natural gas marketing net physical position (Bcf)	12.3	14.5	12.3	14.5
* Adjusted for weather-normalized operations.

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